EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Aaron Miles	Megan Maupin
Navigant Investor Relations	Navigant Corporate Communications
312.583.5820	312.583.5703

NAVIGANT NAMES STEPHEN R. LIEBERMAN AS CHIEF FINANCIAL OFFICER

CHICAGO – April 4, 2016 – Navigant announced today that it has named Stephen R. Lieberman as its Executive Vice President and Chief Financial Officer, effective April 18, 2016. Lieberman will succeed interim CFO Thomas (Tom) A. Nardi, who will remain with the company for a brief period to transition responsibilities.

Lieberman brings significant financial and strategic experience to the company, most recently serving as the Senior Vice President, Finance and Chief Financial Officer, Latin America for Laureate Education, Inc., a multi-billion dollar international network of private higher education institutions. At Laureate, Lieberman led the finance function for the company’s largest business segment while also managing key corporate functions including corporate finance, investor relations, treasury, tax, real estate and risk management.

“Navigant is pleased to welcome Stephen to our leadership team. His experience across a range of global industries and his ability to lead finance functions in rapidly transforming enterprises align well with Navigant’s trajectory,” said Julie M. Howard, Chairman and Chief Executive Officer. “I would also like to thank Tom for his strong contributions as our Interim Chief Financial Officer. His leadership during this time has been exemplary and I expect a smooth transition to Stephen.”

Prior to joining Laureate, Lieberman served as Senior Vice President, Finance for Dana Holding Corporation. Stephen was also Vice President and Treasurer at United Airlines where he was responsible for key operational and leadership initiatives. Lieberman also spent nearly 15 years at General Motors in various capacities, including Treasurer and Controller General for the auto manufacturer’s Mexico operations and Treasurer of the Asia Pacific Regional Treasury Center, greater China.

At Navigant, Lieberman will lead the company’s accounting and finance, investor relations, real estate, operations, technology, and corporate development functions. He will also serve on the firm’s Executive Advisory Board.

Lieberman earned Bachelor of Science and a Master of Business Administration degrees from the University of Michigan.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

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